As filed with the Securities and Exchange Commission on June 6, 2007
Registration No. 333-61762

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	65-0707824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Gathright
Chief Executive Officer and President
SMF Energy Corporation
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

S. Lee Terry, Jr.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-61762 on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2001 (the “Original Registration Statement”). This Post-Effective Amendment No. 1 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the SEC that SMF Energy Corporation, a Delaware corporation (“SMF”), is the successor to Streicher Mobile Fueling, Inc., a Florida corporation (“Streicher”), and to amend the Original Registration Statement accordingly.

SMF is the successor to Streicher as a result of the reincorporation merger of Streicher with and into SMF, a wholly-owned subsidiary of Streicher, consummated pursuant to an Agreement of Merger and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement was approved by the shareholders of Streicher at the annual meeting of shareholders held on December 8, 2006 and at the reconvened meeting held on December 22, 2006. The merger was effective on February 14, 2007. Immediately prior to the merger, SMF had no assets or liabilities other than nominal assets and liabilities.

Pursuant to Rule 414(d) under the Securities Act, SMF, as successor to Streicher, hereby adopts the Original Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

As used in this Post-Effective Amendment No. 1, the terms “Registrant,” “Company,” “we,” “our,” “ours” and “us” refers to each of Streicher Mobile Fueling, Inc. and its successor by merger, SMF Energy Corporation, as the context may require.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither SMF Energy Corporation nor the Selling Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 6, 2007

PROSPECTUS

SMF ENERGY CORPORATION

1,349,757 SHARES COMMON STOCK

This prospectus relates to the proposed resale by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of 1,349,757 shares of our common stock. Some of the Selling Stockholders obtained their shares of common stock in connection with a private placement of our common stock in January and February 2001. Also, certain Selling Stockholders obtained their shares of common stock upon the conversion of a promissory note on January 31, 2001. One Selling Stockholder is our founding corporate stockholder that received common stock in December 1996 in connection with a corporate restructuring prior to our initial Public Offering. Additionally, certain Selling Stockholders may have obtained their shares upon the conversion of promissory notes dated April 19, 2001 and July 7, 2000. Lastly, certain Selling Stockholders may have obtained their shares in lieu of a cash payment of interest on promissory notes dated April 19, 2001.

This offering is not being underwritten. The offering price of our common stock that may be sold by Selling Stockholders may be the market price for our common stock prevailing at the time of sale on the NASDAQ Capital Market, a price related to the prevailing market price, a negotiated price or such other prices as the Selling Stockholders determine from time to time. We will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “FUEL.” On June 4, 2007, the closing price of our common stock was $1.79 per share.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June ●, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the Selling Stockholders shown in this prospectus may sell up to an aggregate of 1,349,757 shares of our common stock. This prospectus provides you with a general description of our common stock which the Selling Stockholders may offer. When the Selling Stockholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intends,” “believes,” “estimates,” “seeks,” “project,” “expects,” “anticipates,” “plans,” “approximately,” “should,” “may,” “will” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

SMF Energy Corporation

We provide commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics; and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. At March 31, 2007, we were conducting operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas.

In February 2005, we acquired substantially all of the assets and business operations of Shank C&E Investments, L.L.C. (“Shank Services”), a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales and transportation logistics services. Shank Services, which conducts its operations through our subsidiary, SMF Services, Inc., generates revenues from the sale of commercial fuel, petroleum lubricants and transportation logistics operations in the Houston, Dallas/Fort Worth, Austin and San Antonio markets in Texas.

On October 1, 2005, we acquired all of the capital stock of H & W Petroleum Company, Inc. (“H & W”), a Houston, Texas based marketer and distributor of lubricants, commercial fuels and petroleum products. Immediately prior to the consummation of that acquisition, H & W acquired the operating assets of Harkrider Distributing Company, Incorporated (“Harkrider”), a Houston based marketer and distributor of dry cleaning solvents, chemicals and petroleum products, which was related to H & W through some common shareholder ownership. In addition to providing service to the greater Houston metropolitan area, the combined H & W and Harkrider operations also serve the Dallas/Fort Worth, Freeport, Longview, Lufkin, San Antonio and Waco markets in Texas.

On February 14, 2007, we changed our name from Streicher Mobile Fueling, Inc. to SMF Energy Corporation and reincorporated in Delaware. Our principal executive office is located at 200 West Cypress Creek Road, Suite 400, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200. Our website is http://www.mobilefueling.com. The information on our website does not constitute part of this prospectus.

The Offering

Securities Offered by the Selling Stockholders	1,349,757 shares of common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered in this prospectus.

Trading	Our common stock is quoted on the NASDAQ Capital Market under the symbol “FUEL.”

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this prospectus, before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward -looking” statements about our future business and performance. See “Forward-Looking Statements.” Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address the material factors that may affect our future operating results and financial performance.

No Assurances of Future Profitability; Losses from Operations; Need for Capital. The Company incurred net losses for the fiscal years ended June 30, 2006, 2005 and 2004 and for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007. In order to generate profits in the future, we need to reduce cash and non-cash interest expense, increase volumes of products and services sold at profitable margins, control costs and generate sufficient cash flow to support working capital and debt service requirements. There is no assurance that our management will be able to accomplish our business plan or continue to raise capital at terms that are acceptable to us in order to support working capital requirements or debt service shortfalls during any business downturns. At June 30, 2006, our working capital was $1.3 million compared to $5.9 million on June 30, 2005. The $4.6 million decrease primarily related to the costs of developing and maintaining our improved corporate infrastructure; continuing costs of integrating our recent acquisitions; capital expenditures related to the implementation of our new Enterprise Resource Planning (“ERP”) system; corporate office leasehold improvements and other capital purchases; and principal payments on the Company’s August 2003 Senior Subordinated Notes; offset by proceeds from warrant exercises and an increase in net margin per gallon compared to the prior year. In light of the recent losses, which had further decreased our working capital, on February 15, 2007, we conducted a private placement of our equity securities in order to provide funds for debt repayment and to boost our working capital. Notwithstanding the completion of the $3.27 million private placement, the Company may need to raise additional capital to fund new acquisitions, the expansion or diversification of existing operations or additional debt repayment. While we believe that the Company will be able to obtain needed capital, there can be no assurance that it will do so or that such capital can be obtained on terms acceptable to the Company.

Trading Market for Our Common Stock. Our common stock trades on the Nasdaq Capital Market under the symbol FUEL. During the past few years, the stock sometimes traded in large daily volumes and other times at much lower volumes, in many cases at wide price variances. This volatility, which could make it difficult for stockholders to sell shares at a predictable price or at specific times, is generally due to factors beyond our control. Quarterly and annual operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could cause the market price of our common stock to fluctuate.

Growth Dependent Upon Future Expansion; Risks Associated With Expansion into New Markets. While we intend to continue to expand through acquisitions, our growth will also depend upon the ability to achieve greater penetration in existing markets and to successfully enter new markets in both additional major and secondary metropolitan areas. Such organic expansion will largely be dependent on our ability to demonstrate the benefits of our services and products to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance acquisitions, capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. There can be no assurance that we will be able to successfully expand our operations into new markets.

Acquisition Availability; Integrating Acquisitions. The Company’s future growth strategy involves the acquisition of complementary businesses, such as wholesale fuel or petroleum lubricants marketers and distributors; wholesale fuel and other commercial mobile fueling companies; and transportation logistics services businesses. It is not certain that we will be able to identify or make suitable acquisitions on acceptable terms or that any future acquisitions will be effectively and profitably integrated into our operations. Acquisitions involve numerous risks that could adversely affect our operating results, including timely and cost effective integration of the operations and personnel of the acquired business; potential write downs of acquired assets; retention of key personnel of the acquired business; potential disruption of existing business; maintenance of uniform standards, controls, procedures and policies; additional capital needs; the effect of changes in management on existing business relationships; and profitability and cash flows generally.

Effect of Material Weakness in Internal Controls. In fiscal 2006, our management identified significant deficiencies related to policies and procedures to ensure accurate and reliable interim and annual consolidated financial statements that, considered together, constituted a material weakness in our internal controls. Specifically, we lacked (i) sufficient number of personnel with required technical accounting and SEC financial reporting experience; (ii) adequate segregation of duties among our accounting personnel; (iii) sufficient review controls over account reconciliations, account analyses and operating procedures, primarily in connection with acquired businesses; and (iv) policies and procedures requiring a timely and detailed review of information underlying amounts included in our financial statements and disclosures. While we have engaged in substantial efforts to address the material weakness in our internal controls over financial reporting and to improve the integrity of our reporting processes, including the development and implementation of our ongoing ERP infrastructure capability that we initiated in fiscal 2006, there is no assurance that our efforts will be successful. Those remediation efforts are explained in detail in our Form 10-K for the year ended June 30, 2006 and our Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference herein. Even though our management has made the correction of the identified material weakness one of its very highest priorities for fiscal 2007, it is possible that, considering our size, our limited capital resources and our need to continue to expand our business by acquisitions and diversification, we will not be able to promptly rectify all of the significant deficiencies that led to our conclusion of a material weakness in our internal controls. We have incurred and will continue to incur substantial expenses relating to the remediation of this material weakness. These expenses may materially affect our financial condition, results of operations and cash flows. Moreover, even after the full implementation of our planned remedial measures, as described in Item 9A - “Controls and Procedures” of our 2006 Form 10-K are fully implemented, our internal controls may not prevent all potential errors or fraud because any control system, no matter how well designed, cannot provide absolute assurance that the objectives of the control system will be achieved.

Dependence on Key Personnel. The future success of the Company will be largely dependent on the continued services and efforts of Richard E. Gathright, our Chief Executive Officer and President, and on those of other key executive personnel. The loss of the services of Mr. Gathright or other executive personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. We have entered into written employment agreements with Mr. Gathright and certain other key executive personnel. While Mr. Gathright’s employment agreement provides for automatic one-year extensions unless either party gives notice of intent not to renew prior to such extension, there is no assurance that Mr. Gathright’s services or those of our other executive personnel will continue to be available to the Company.

Fuel Pricing and Supply Availability; Effect on Profitability. Diesel fuel and gasoline are commodities which are refined and distributed by numerous sources. The Company purchases the fuel delivered to our customers from multiple suppliers at daily market prices and in some cases qualifies for certain discounts. We monitor fuel prices and trends in each of our service markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is generally mitigated since we purchase and deliver our fuel supply daily and generally utilize cost-plus pricing when billing our customers. If we cannot continue to utilize cost-plus pricing when billing our customers, margins would likely decrease and losses could increase. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel and gasoline may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages, labor disruptions and supplier credit limitations. The reduction of available supplies or our access to those supplies could impact our ability to provide commercial mobile and bulk fueling, and emergency response services and impact profitability.

Risks Associated with Customer Concentration; Absence of Written Agreements. Although the Company provides services to many customers, a significant portion of our revenues are generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary and we do not have them with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. The Company may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of service terminations.

Management of Growth; Accounting and Information Technology Systems Implementation. Our future growth strategy requires effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, results of operations will be adversely affected. In particular, our results of operations will be influenced by the redesign and implementation of our accounting and information technology systems. While in the short run, the costs of that redesign and implementation have increased our expenses and adversely affected our results of operations, we expect that, once implemented, it will help reduce operating costs and improve our ability to effectively manage our business and integrate acquisitions. There can be no assurance, however, that such redesign and implementation will be completed as planned, or that it will have the intended results.

Competition. The Company competes with other service providers, including several large regional providers and numerous small, local independent operators, who provide some or all of the same services that we offer to our customers. In the mobile fueling area, we also compete with retail fuel marketing, since fleet operators have the option of fueling their own equipment at retail stations and at other third-party service locations such as card lock facilities. Our ability to compete is affected by numerous factors, including price, the complexity and technical nature of the services required, delivery dependability, credit terms, the costs incurred for non-mobile fueling alternatives, service locations as well as the type of reporting and invoicing services provided. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

Operating Risks May Not Be Covered by Insurance. Our operations are subject to the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel and gasoline, which are classified as hazardous materials. We maintain insurance policies in amounts and with coverages and deductibles that we believe are reasonable and prudent. There can be no assurance, however, that our insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business; that we will be able to maintain acceptable levels of insurance; or that insurance will be available at economical prices.

Governmental Regulation. Numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety, affect the Company’s operations. There can be no assurance that we will be able to comply with existing and future regulatory requirements in the future without incurring substantial costs or otherwise adversely affecting our operations.

Changes in Environmental Requirements. The Company expects to generate future business by converting certain fleet operators, currently utilizing underground fuel storage tanks for their fueling needs, to commercial mobile fueling. The owners of underground storage tanks have been required to remove or retrofit those tanks to comply with technical regulatory requirements pertaining to their construction and operation. If other more economical means of compliance are developed or adopted by owners of underground storage tanks, the opportunity to market our services to these owners may be adversely affected.

Terrorism and warfare in the Middle East may adversely affect the economy and the price and availability of petroleum products. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C., on September 11, 2001, as well as the continuing political unrest and warfare in the Middle East, may adversely impact the price and availability of fuel, our results of operations, our ability to raise capital and our future growth. The impact of terrorism on the oil industry in general, and on the Company in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of our products, and our infrastructure facilities or our suppliers could be direct or indirect targets. Terrorist activity may also hinder our ability to transport fuel if the means of supply transportation, such as rail or pipelines, become damaged as a result of an attack. A lower level of economic activity following a terrorist attack could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also impair our ability to raise capital. Terrorist activity or further instability in the Middle East could also lead to increased volatility in fuel prices, which could adversely affect our business generally.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the Selling Stockholders. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $10,000.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to (1) in column one, the amount of shares of our common stock currently held by the Selling Stockholders; (2) in column two, the percentage of ownership based on our 13,037,421 shares outstanding on April 9, 2007 by each Selling Stockholder; (3) in column three, the number of shares registered under this prospectus; (4) in column four, the number of shares beneficially owned after the offering, assuming the sale of all the shares registered; and (5) in column five, the percentage of beneficial ownership based on our 13,037,421 shares outstanding on April 9, 2007 assuming sale of all the shares registered by the Selling Stockholders.

Except as set forth below, none of the Selling Stockholders has had positions, offices or other material relationships with us, our predecessors or affiliates within the past three years. The Selling Stockholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

	Ownership of Shares Before the Offering			Number of		Ownership After the Offering
Name and Address of Beneficial Owner	Currently Held Shares		Percentage	Shares Registered		Shares	Percentage
C. RODNEY O'CONNOR (1) c/o Cameron Associates 640 Fifth Avenue, Suite 1500 New York, NY 10019−6102	1,139,958	(2)	8.7	375,567		764,391	5.9

ROBIN ARKIN (3) c/o Cameron Associates 640 Fifth Avenue, Suite 1500 New York, NY 10019−6102	1,997		*	1,997		0	0

PAMELA F. O'CONNOR (3) c/o Cameron Associates 640 Fifth Avenue, Suite 1500 New York, NY 10019−6102	1,997		*	1,997		0	0

ACTIVE INVESTORS II c/o Damaire Cano Secretary/Treasurer of Corporate General Partner Fundamental Management Corp. 8567 Coral Way #138 Miami, FL 33155−2335	411,380		3.2	411,380		0	0

ACTIVE INVESTORS III c/o Damaire Cano Secretary/Treasurer of Corporate General Partner Fundamental Management Corp. 8567 Coral Way #138 Miami, FL 33155−2335	415,742		3.2	415,742		0	0

JAMES P. REILLY 12 Mulberry Lane Edison, NJ 08820	20,000		*	20,000		0	0

W. GREG RYBERG 413 Whiskey Rd. Aiken, SC 29801	35,475	(4)	*	3,500		31,975	*

Frank Campbell	16,558	(5)	*	200		16,358	*

Tracy Ann Campbell	2,000		*	2,000		0	0

IRA FBO FRANK J. CAMPBELL III 1045 Sentry Lane Gladwyne, PA 19035	180,000	(6)	1.4	60,000		120,000	*

IRVING L. MAZER #1 N. Breakers Row Palm Beach, FL 33480	35,000		*	35,000		0	0

SUPREME OIL COMPANY, INC. c/o Stanley H. Streicher, President (7) 943 Pepperidge Terrace Boca Raton, FL 33486	22,374			22,374	(8)	0	0
Total	2,282,481			1,349,757		932,724

* Less than 1% of the shares outstanding.

(1)
Mr. O’Connor has been one of our directors since July 1998 and is Chairman of our Audit Committee and a member of our Executive Committee. He is also a director of Fundamental Management Corp., the general partner of Active Investors II, Ltd. and Active Investors III, Ltd. He disclaims any ownership interest in the shares owned by Active Investors II and Active Investors III.

(2)	Includes 35,650 shares issuable upon the exercise of options that are presently exercisable.

(3)	Ms. Arkin and Ms. O’Connor are adult children of Mr. O’Connor. He disclaims any ownership interest in the shares owned by them.

(4)	Includes 31,975 shares issuable upon the exercise of options that are presently exercisable.

(5)	Includes 16,358 shares issuable upon the exercise of warrants that are presently exercisable.

(6)	Includes 30,000 shares issuable upon the exercise of warrants that are presently exercisable.

(7)	Mr. Streicher has served as Chairman of our Board of Directors since our inception and was President and Chief Executive Officer until November 2000.

(8)
The shares being registered represent the balance of the shares owned by Supreme Oil Company, Inc. which were issued to it in December 1996 when we became a publicly owned corporation and were valued at $6.00 per share at that time. Stanley H. Streicher owns directly or indirectly 100% of the common stock of Supreme Oil Company, Inc. and Streicher Enterprises, Inc.

PLAN OF DISTRIBUTION

General

The shares of our common stock covered by this prospectus are being registered to permit public secondary trading of these securities by the holder thereof from time to time after the date of the prospectus. All of the shares of common stock covered by this prospectus are being sold by the Selling Stockholders or its pledgees, donees, assignees, transferees or their successors-in-interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

The Selling Stockholders and their pledgees, donees, assignees, or other successors-in-interest who acquire their shares after the date of this prospectus may sell the common stock directly to purchasers or through broker-dealers or agents.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in one or more of the following transactions:

•	on the NASDAQ Capital Market,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,

•	by pledges to secure debts and other obligations, or

•	in a combination of any of these transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Applicable Law. Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders.

Pledge or Transfer of Shares. The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Selling Arrangements with Broker-Dealers. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that the stockholder may not use shares registered on this registration statement to cover short sales of common stock made prior to the date that the SEC declares this registration statement effective.

If the Selling Stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

State Securities Law. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses; Indemnification. We will not receive any of the proceeds from shares sold by the Selling Stockholders. We will bear the expenses related to the registration of this offering but will not pay the Selling Stockholders’ underwriting fees, commissions or discounts, if any. We have agreed to indemnify the Selling Stockholders against some civil liabilities, including some that may arise under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of June 30, 2006 and June 30, 2005, included in our Annual Report of Form 10-K for the year ended June 30, 2006, incorporated by reference herein, have been audited by Grant Thornton LLP, an independent registered public accounting firm as set forth in their report thereon. Such financial statements are incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing in giving said report.

Our audited consolidated financial statements for the year-ended June 30, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede, as applicable, the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the year ended June 30, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;

•	our Definitive Proxy Statement on Schedule 14A, filed on December 8, 2006;

•
our Current Reports on Form 8-K filed with the SEC on July 7, 2006 (other than information in the Current Report that is furnished, but not filed); October 2, 2006; October 3, 2006; October 16, 2006 (other than information in the Current Report that is furnished, but not filed); October 18, 2006; December 4, 2006; December 22, 2006; January 19, 2007; February 14, 2007; February 21, 2007; February 22, 2007 and April 3, 2007; and

•	the description of our common stock contained in Amendment No. 2 to our Registration Statement on Form 8-A/A (SEC File No. 000-21825) filed with the SEC on June 5, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings, at no cost, by writing or calling SMF Energy Corporation, 200 West Cypress Creek Road, Suite 400, Fort Lauderdale, Florida, 33309, telephone (954) 308-4200, and directed to the attention of Richard E. Gathright, Chief Executive Officer and President.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SMF ENERGY CORPORATION

COMMON STOCK

PROSPECTUS

________________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee	$1,400
Accounting fees and expenses	2,500
Legal fees and expenses	4,000
Miscellaneous	2,100
Total	$10,000

(1) The amounts set forth above are in each case estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

SMF Energy Corporation is incorporated in the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. SMF Energy Corporation’s Certificate of Incorporation contains such a provision.

The Certificate of Incorporation of SMF Energy Corporation generally allows indemnification of officers and directors to the fullest extent allowed by law. SMF Energy Corporation currently intends to indemnify its officers and directors to the fullest extent permitted by its Certificate of Incorporation and Delaware Law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer SMF Energy Corporation.

ITEM 16. EXHIBITS

Exhibit No.	Description of Exhibit
2.1
Agreement of Merger and Plan of Merger and Reorganization between Streicher Mobile Fueling, Inc. and SMF Energy Corporation, dated February 13, 2007 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 14, 2007)

3(i)
Incorporating Documents of SMF Energy Corporation, including: Certificate of Incorporation dated October 6, 2006 (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 30, 2006); Certificate of Amendment dated February 12, 2007 (incorporated by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed on February 14, 2007)

3(ii)	Bylaws of SMF Energy Corporation (incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 30, 2006)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 8-A/A (SEC File No. 000-21825) filed on June 5, 2007)

4.2	Form of Convertible Subordinated Promissory Note, dated April 19, 2001 (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-K for the year ended January 31, 2001)

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page hereto)

ITEM 17. UNDERTAKINGS

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-61762 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June6, 2007.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard E. Gathright and Michael S. Shore his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-61762 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard E. Gathright Richard E. Gathright	Chief Executive Officer and President, and Chairman of the Board (Principal Executive Officer)	June 6, 2007

/s/ Michael S. Shore Michael S. Shore	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 6, 2007

/s/ Wendell R. Beard Wendell R. Beard	Director	June 6, 2007

/s/ Larry S. Mulkey Larry S. Mulkey	Director	June 6, 2007

/s/ C. Rodney O’Connor C. Rodney O’Connor	Director	June 6, 2007

/s/ Robert S. Picow Robert S. Picow	Director	June 6, 2007

/s/ Steven R. Goldberg Steven R. Goldberg	Director	June 6, 2007

/s/ Nat Moore Nat Moore	Director	June 6, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Davis Graham & Stubbs LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP